Exhibit 99.1

MANITEX INTERNATIONAL ANNOUNCES

CLOSING OF ITS ACQUISITION BY TADANO LTD.

Bridgeview, IL, January 2, 2025 – Manitex International, Inc. (NASDAQ: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today announced the closing of its acquisition by Tadano Ltd. (“Tadano”). Under the terms of the previously announced agreement, Manitex shareholders are receiving $5.80 in cash for each share of common stock they own. Following the acquisition, Manitex is a wholly owned subsidiary of Tadano, and Manitex’s shares are no longer publicly traded.

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

ABOUT TADANO

Since Tadano developed Japan’s first hydraulic truck crane in 1955, the company has grown globally, while constantly striving to implement its Corporate Philosophy of Creation, Contribution, and Cooperation. The Tadano Group delivers its Core Values – Safety, Quality, and Efficiency Based on Compliance (C+SQE) – in each and every one of its products and services.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com